EXHIBIT 2
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                                REPORTING PERSONS

Charles D. Forman
Dr. Miriam Adelson
Sheldon G. Adelson
Sheldon G. Adelson 2002 Four Year LVSI Annuity Trust
Sheldon G. Adelson 2005 Family Trust u/d/t dated April 25, 2005